                                                                    EXHIBIT 10.1

                       EMPLOYMENT AND NONCOMPETE AGREEMENT


     THIS AGREEMENT is made as of this 1st day of March, 1996, by and between Sentex Sensing Technology, Inc., a New Jersey corporation (the "Employer") and Amos Linenberg (the "Employee").

                                    RECITALS


     The parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Employer will employ the Employee and the Employee will serve as an employee of the Employer.

     Accordingly, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

      1. EMPLOYMENT. Subject to the provisions of this Agreement, the Employer agrees to employ the Employee and the Employee agrees to be employed as the Executive Vice-President of the Employer, beginning as of the date above (the "Commencement Date") and continuing, unless terminated earlier pursuant to the provisions of this Agreement, for a four (4) year period (the "Employment Period"). The Employer also agrees that it will take all necessary action to cause the Employee to serve during the Employment Period as President and Technical Director of Sentex Systems, Inc., a Delaware corporation and wholly owned subsidiary of the Employer ("Sentex").

      2.  COMPENSATION.

          (a) Subject to the provisions hereof, during the Employment Period, the Employer shall pay the Employee a salary (subject to adjustment as provided in Section 2(b) hereof) of $132,176 per annum ("Compensation"), payable weekly.

          (b) Effective as of each anniversary date of the Commencement Date, Employee's Compensation then in effect shall be increased by such percentage as corresponds to the percentage (if any) by which the CPI for the month that immediately proceeded the month in which such anniversary date occurred increased when compared with the CPI for the corresponding month in the prior year (E.G., if the Commencement Date occurs on October 15, 1995, then on October 15, 1996, the CPI for September 1996 will be compared with the CPI for September 1995, and on October 15, 1997, the CPI for September 1997 will be compared with the CPI for September 1996); PROVIDED, HOWEVER, that no increase shall be required as of a particular anniversary date if either (i) the increase as of such anniversary date would be less than 4% or (ii) pursuant to
               Section 3(a) hereof, Goals were mutually agreed to for the year ending on such anniversary date and the Employee (as a result of having achieved 90% or more such Goals) is paid Incentive Compensation in respect of such year equal to at least 22.5% of Compensation for such year. As used herein, "CPI" means the Consumer Price Index for All Urban Consumers, for the New York-Northeastern New Jersey region (1967=100) published by the Bureau of Labor Statistics, of the United States Department of Labor or, if such index is not then being published, the most nearly comparable index that the parties may agree upon or, if they fail to agree, an index designated by arbitration pursuant to Section 14 hereof.

     3.   BONUS.

          (a) The Employer will pay the Employee a yearly incentive compensation ("Incentive Compensation") in the form of cash (or, to the extent mutually agreed to by the parties, stock options) equal to twenty-five percent (25%) of Compensation based upon achievement of agreed-upon goals (the "Goals"), provided that at (or prior to) the end of the sixth month of the Employment Period, the Employee may elect by written notice (which will be effective 30 days after delivery) to forego the Incentive Compensation in return for a permanent increase of $15,000 per year in the Employee's Compensation (i.e. Compensation will increase from $132,176 to $147,176 per annum). The Goals for each year of the Employment Period shall be mutually agreed upon by the parties prior to the commencement of such year (except with respect to the first year the Goals shall be agreed upon within 20 days after the date hereof), it being agreed by each party that it will in good faith attempt to mutually agree upon appropriate Goals. In the event that the parties fail to mutually agree upon the Goals for a particular year, then Employee shall be paid $15,000 of Incentive Compensation for such year. Incentive Compensation payable with respect to a year shall be paid within 60 days following the end of such year.

          (b) If Employee's employment hereunder terminates for any reason (except for Cause, as hereinafter defined) other than at the end of a year of the Employment Period, Employee's Incentive Compensation for that year shall be prorated, based upon the number of days in the year that elapsed prior to such termination. For purposes of such proration it shall be assumed that the Incentive Compensation for the entire year would have been equal to $15,000.

               The Employee shall also be eligible for additional future increases in compensation based upon performance as determined in the sole discretion of the Board of Directors of the Employer.

     4. RESPONSIBILITIES. During the Employment Period, subject to the provisions of this Agreement, the Employee shall perform such Employee Functions (as defined on Schedule 1 hereto) as directed from time to time by the Chief Executive Officer ("CEO") of the Employer. The Employee agrees during the Employment Period to devote all his business time, attention, efforts and skills to the business and affairs of the Employer and Sentex and to faithfully and diligently promote the interests of the Employer and Sentex. Notwithstanding the foregoing, the Employee may make personal investments and engage in personal ventures that require minimal portions of his time, provided that such activities do not interfere with and are not inconsistent with his duties and covenants hereunder.

          During his employment hereunder, Employee's principal place of employment shall be located in its present location (or within 50 miles thereof); PROVIDED, HOWEVER, that Employee may be required to travel for business purposes for reasonable lengths of time.

          The Employee will report directly to the CEO of the Employer.

     5. BENEFITS.

          (a) The Employer shall provide the Employee with a furnished office, secretarial assistance and such other facilities, services and indicia of his position as shall be commensurate with those furnished to him on the date hereof.

          (b) In addition to the rights specifically granted to the Employee herein, during the Employment Period, the Employee shall be entitled to health insurance for himself and his family, and life and disability insurance for himself, in each case comparable to the insurance presently carried for him or him and his family.

               If the Employee elects to terminate such insurance, or pay for it himself, the Employer will add the amount of the annual premium of such insurance to the Employee's Compensation hereunder.

          (c) The Employer shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the business of the Employer, upon presentation by the Employee, from time to time, of itemized accounts of such expenses, in accordance with and subject to the practices and policies of the Employer, as in effect from time to time.

          (d) The Employee shall be entitled to at least four (4) weeks of paid vacation during each year, to be taken at his discretion, but at a time or times consistent with the Employer's best interests. If the Employee elects not to take his full vacation in any year, such unused vacation may be used in future periods during the Employment Period at Employee's discretion but at a time or times consistent with the Employee's best interests.

          (e) During the Employment Period, the Employer shall provide a late-model (not more than three years old) American-made luxury automobile (Lincoln Continental or similar) to be used by the Employee. Employer shall pay or reimburse Employee for all reasonable expenses incurred in connection with such car for repairs, maintenance and insurance.

     6. RESTRICTIVE COVENANTS. I. DEFINITION. As used in this Agreement the term "Affiliate" shall mean any corporation, partnership, limited liability company or other entity that owns or controls the Employer, or is owned or controlled by or is under common ownership or control with the Employer or its principals. Without limiting the definition of the term, Affiliate shall expressly include Sentex and Sentex Acquisition Corp., a Delaware corporation.

          II.  CONFIDENTIALITY AND NON-DISCLOSURE.

          (a) The Employee agrees not to disclose or use, either during the Employee's employment or at any time thereafter, any unpublished information, whether of a technical or non-technical nature, relative to the business of the Employer or any of its Affiliates unless authorized to do so by the Employer or its Affiliates in writing, except that the Employee may disclose and use such information when necessary in the performance of his duties for the Employer or its Affiliates; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to any information that becomes available to the Employee, after termination of the Employee's employment, on a nonconfidential basis from a source, other than the Employer, its Affiliates or any of their respective representatives, which source was not itself bound by a confidentiality agreement with the Employer, its Affiliates or any of their respective representatives.

          (b) On termination of the Employee's employment with the Employer for any reason and at any time, the Employee will promptly deliver to the Employer all of the following items that are in his possession or under his control and relate in any manner to the business of the Employer or its Affiliates: apparatus, drawings, blueprints, manuals, letters, notes, notebooks, reports, customer and supplier lists, cost and profit data and any other material, all files or any copies of such materials, whether of a technical, business or fiscal nature. This obligation shall continue beyond the term of Employee's employment.

          III. OWNERSHIP OF COPYRIGHT AND OTHER INTANGIBLES.

          (a) Subject to Section III(h) hereof, the Employee will promptly disclose to the Employer and the Employee acknowledges that the Employer owns any invention, discovery or improvement relating to its business or to the duties of the Employee's employment, conceived or made by him alone or with others at any time during any time the Employee is employed by the Employer or its Affiliates, whether or not during working hours, and the Employee agrees, at Employer's cost, to execute any and all applications, assignments or other instruments relating thereto which the Employer shall deem necessary. These obligations shall continue beyond the termination of the Employee's employment with respect to inventions, discoveries and improvements conceived or made during the Employee's employment with the Employer and shall be binding upon the Employee's assigns, executors, administrators and other legal representatives.

          (b) The Employee also understands and agrees that any invention, discovery, or improvement relating to the business of the Employer or to the duties of the Employee's employment with the Employer or any of its Affiliates disclosed to third parties within one (1) year after leaving the employ of the Employer shall be presumed to have been conceived or made during the term of employment with the Employer and shall belong to the Employer, and, if such is not the case, the Employee shall have the burden of proving to the contrary; and any such invention, discovery or improvement so disclosed after such year shall be presumed not to have been conceived or made during such term of employment and, if such is not the case, the Employer shall have the burden of proving to the contrary.

          (c) The Employee further agrees that the Employer or its assignee is the owner of the copyright in any work that the Employee produces during his employment with the Employer that was produced as one of the duties of his employment or otherwise for or on behalf of the Employer during the period of his employment.

          (d) Inventions conceived or made and patents obtained or applied for prior to the Employee's employment will be excluded from this Agreement only if they are disclosed to the Employer, described in writing and made a part of this Agreement.

          (e) At the Employer's request and expense, the Employee agrees to assist in protecting the Employer's or its Affiliates' rights in any such invention, improvement, or copyright including execution of assignments, patent applications, and other documents reasonably required for its protection.

          (f) If the Employer does not wish to retain ownership of any such invention, improvement, or copyright that it owns pursuant to the preceding provisions of this Section 6(III), and the Employee wishes to use or develop same for his own benefit, the Employee will first obtain the Employer's written permission before the Employee does so.

          (g) It is acknowledged that the foregoing provisions of this Section 6(III) are not intended to restrict the Employee, following the termination of his employment hereunder, from using general ideas, concepts, know how, methods, techniques, skills, knowledge and experience possessed by Employee (whether acquired by Employee during the performance of his duties hereunder or otherwise) as long as such use would not violate Section 6(II) or
               Section 6(IV) hereof.

          (h) If Employee discloses any invention, discovery or improvement (collectively, a "New Product") to the Employer pursuant to
               Section 6(III)(a) hereof, the Employer shall notify the Employee (within 180 days of such disclosure) whether the Employer desires to commercialize such New Product. If the Employer does not wish to commercialize such New Product, then the Employee shall own such New Product, provided that the following conditions are satisfied: (i) sale of the Product by or to a third party or by or on behalf of Employee would not be competitive with any business of the Employer or its Affiliates, would not conflict with the interests of the Employer or its Affiliates and would not result in the disclosure of confidential information relating to any other products of the Employer or its Affiliates and (ii) Employee does not devote any time or efforts to the New Product in violation of Section 4 hereof.

          IV.  NONCOMPETE.

          (a) During the term of Employee's employment hereunder and (subject to Section 7(II) hereof) for one (1) year thereafter, the Employee shall not engage in any business on behalf of any other company or the Employee and shall not directly or indirectly own or own an interest in (except for the ownership of less than five percent (5%) of the issued and outstanding stock of a publicly traded corporation), manage, operate, join, control, be employed by or participate either directly or indirectly in the ownership, management, operation or control of, or be connected in any manner with, any business which is competitive with the business that is being conducted by the Employer, Sentex or any other Affiliate of the Employer for which the Employee performed employment duties hereunder.

          (b) For purposes of this Section 6(IV)(b), the term "Affiliate" shall be limited to Sentex and any other Affiliate of Employer for which the Employee performed employment duties hereunder. During the term of Employee's employment hereunder and (subject to Section 7(II) hereof) for one (1) year thereafter, the Employee shall not solicit any business (excluding any business that is not competitive with any business of the Employer or any of its Affiliates) from any person, firm or entity that was or is a customer of the Employer or its Affiliates, induce or attempt to induce any such customer of the Employer to reduce its business with the Employer or its Affiliates or solicit or attempt to solicit any employees of the Employer or its Affiliates to leave the employ of the Employer or its Affiliates. During the term of Employee's employment hereunder and (subject to Section 7(II) hereof) for one (1) year thereafter, the Employee shall also not solicit business (excluding any business that is not competitive with any business of the Employer or any of its Affiliates) from any prospective customer of the Employer or its Affiliates. For purposes of this paragraph (b), "prospective customer" shall mean a potential customer which the Employer has solicited or with which Employer or its Affiliates has had active discussions concerning potential business at any time during the two (2) years preceding the end of the Term of Employment.

     7. TERMINATION. I. The Employer may at any time during the Employment Period terminate the employment of the Employee for Cause, as defined herein, by providing the Employee thirty (30) days' prior written notice.

          For purposes of this Agreement, "Cause" to terminate the Employee's employment will be deemed to exist only if:

               (i) The Employee materially breaches his material obligations hereunder and such breach is not cured within 30 days after Employee receives a notice from the Board of Directors of the Employer that specifically identifies, in reasonable detail, the manner in which the Board of Directors believes that Employee is in breach of his obligations hereunder; or

               (ii) The Employee willfully and intentionally engages in gross misconduct that materially and demonstrably injures the Employer.

          If there is a dispute between the parties as to whether a termination was for "Cause," such dispute shall be resolved in accordance with the arbitration provisions of Section 14 hereof.

          II. Upon notice to the Employer, the Employee shall have the right to terminate his employment hereunder for Good Reason, as hereinafter defined. For purposes of this Agreement, the Employee will be deemed to have "Good Reason" to terminate his employment hereunder only if:

               (i) The Employer materially breaches its material obligations hereunder the and such breach is not cured within 30 days after the Employer receives a notice from the Employee which specifically identifies, in reasonable detail, the manner in which the Employee believes that the Employer is in breach of its obligations hereunder;

               (ii) The Employer shall substantially diminish the Employee's authority and responsibility contemplated by Section 4 hereof and
          Schedule I hereto; or

               (iii) The location or locations at which any of the functions that the Employee is responsible for performing or supervising (as described in Schedule I hereto) is relocated more than 50 miles away from its current location; provided, however, that Employee may be required to travel for business purposes for reasonable lengths of time.

          If the Employee terminates his employment hereunder for Good Reason pursuant to this Section 7(II) or the Employer terminates Employee's employment in violation of this Agreement:

               (i) The Employer shall be obligated to pay to the Employee at the end of each month the Compensation and Incentive Compensation that would have been payable to Employee had he continued to be employed hereunder for the balance of the Employment Period (assuming for purposes of this calculation that the Incentive Compensation on a yearly basis would have been equal to $15,000); provided, however, that the Employer will be entitled to reduce, in inverse order of the due dates of payment hereunder, Compensation and Incentive Compensation by all amounts, if any, received by the Employee as a result of his being employed during the balance of the Employment Period, but the Employee will not be required to obtain or make any effort to obtain any such employment;

               (ii) The Employer shall continue to provide to the Employee for the balance of the Employment Period (assuming that the Employee's employment had not been terminated) the benefits provided for in
          Section 5(b) hereof; and

               (iii) The Employee shall be released from his obligations under
          Section 6(IV) hereof.

          As used in the preceding three clauses, the "Employment Period" means the four year period commencing on the Commencement Date.

          If there is a dispute between the parties as to whether a termination was for "Good Reason," such dispute shall be resolved in accordance with the arbitration provisions of Section 14 hereof.

          III. In the event that Robert S. Kendall ceases to have effective control of the Employer, the Employee will have the right to terminate his employment hereunder by delivering written notice of termination to the Employer within 90 days of such event. If the Employee terminates this Agreement as aforesaid, the Employer shall pay to the Employee (within five days of such termination) a severance payment of $150,000.

          IV. (a) In the event that the Employee becomes physically or mentally disabled such that he is unable to perform substantially eighty percent (80%) of his services hereunder for a period of one hundred eighty (180) consecutive days in any twelve (12) month period (the "Disability Period") (certified to by a mutually acceptable medical doctor), then the Employer may at any time after the last day of the Disability Period, by notice to the Employee, terminate the Employee's employment hereunder; provided, however, that the Employer may not terminate Employee's employment as aforesaid, unless at the time the Employer delivers the notice of termination Employee continues to have a physical or mental disability that may be expected to prevent Employee for any period of time thereafter from performing any of his duties hereunder (as determined by such mutually acceptable medical doctor).

               (b) The failure of the Employee to perform any of his duties hereunder as a result of any illness or any physical or mental disability shall not be considered a breach of this Agreement by the Employee and he shall continue to have the right to receive the Compensation (as defined hereinabove) and the benefits described in
          Section 5 hereof so long as he continues to be employed hereunder (but the Employer may terminate Employee's employment to the extent provided in the preceding paragraph).

          V. Employee's employment hereunder shall automatically terminate upon his death.

          VI. Upon expiration or termination of Employee's employment hereunder, this Agreement, and all rights and obligations of the parties hereunder, shall terminate, subject only to the following qualifications and limitations:

          (1) such termination shall not release any party hereto from liability for any breach by it of its obligations under this Agreement prior to or by reason of or in connection with such termination (except that termination for Good Reason by Employee or termination in violation of this Agreement by Employer shall release Employer and its Affiliates from liability for any such breach but shall not release Employer from its obligations under paragraphs (2), (3) and (4) of this Section 7(VI));

          (2)  the Employer shall continue to be obligated to pay to Employee
               (a) any unpaid Compensation that accrued prior to such termination, (b) any unpaid Incentive Compensation that relates to any fiscal year that commenced prior to such termination (subject to the proration requirements set forth in Section 3(b) hereof) and (iii) any payment that Employer is required to pay as a result of such termination pursuant to this Section 7 (including, without limitation, Sections 7(II) and 7(III));

          (3)  the Employer shall continue to have the obligations set forth in
               Section 5 (b), (c) and (e) hereof with respect to expenses incurred by the Employee prior to such termination and with respect to all benefits provided for in such Section accrued through the date of termination; and

          (4) The Employer shall pay Employee for any unused vacation accrued for the year in which this Agreement was terminated.

          VI. The Employee shall be entitled to reimbursement by the Employer of any fees or expenses (including reasonable attorneys' fees and expenses) incurred by Employee in connection with contesting or disputing any termination of this Agreement by the Company in violation hereof or in seeking to obtain or enforce any of his rights or benefits hereunder and as to which a judgment or award has been rendered in favor of Employee.

          VII. Anything in this Agreement contained to the contrary notwithstanding, all rights that the Employee may have upon the termination of this employment hereunder pursuant to the provisions of any employee benefit plans which may be provided by the Employer shall be determined in accordance with the provisions of said plans.

     8.   ENFORCEABILITY; INJUNCTION.

          (a) With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Employee and the Employer hereby agree that such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If such unenforceable provision cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          (b) The Employee acknowledges and agrees that the Employer's remedy at law for any breach of any of his obligations under this Agreement, including, without limitation, those obligations set forth in Section 6 hereof, would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement, without the necessity of proof of actual damages.

     9. NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns. Neither the Employer nor the Employee may assign any interest in this Agreement without obtaining the prior written consent of the other party; provided, however, that the Employer may assign such rights or privileges without such prior written consent, to any corporation or partnership into or with which it may be merged or consolidated or to any corporation to whom such party may sell substantially all of its assets, provided that (i) Robert S. Kendall remains in control of the surviving entity after the consummation of the particular transaction and (ii) the surviving entity assumes (by instrument reasonably satisfactory to the Employee) all Employer's obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     10. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11. GOVERNING LAW; VENUE. This Agreement shall be interpreted under the laws of the State of New Jersey without regard to principles of conflict of laws. Subject to Section 14 hereof, each party hereto agrees that all actions or proceedings relating to this Agreement shall be tried and litigated only in the New Jersey State or Federal courts located in the County of Bergen, State of New Jersey. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

     12. WAIVER OF BREACH. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

     13. NOTICES. All notices pursuant to this Agreement shall be given in writing and delivered personally or sent by certified mail, postage prepaid (and deemed delivered five days after being so mailed), to the following:

          If to Employer:   Sentex Sensing Technology, Inc.
                                            553 Broad Avenue
                                            Ridgefield, N.J. 07657

          with a copy to:   Robert S. Kendall
                                            CPS Capital Ltd.
                                            1801 East Ninth Street
                                            Cleveland, Ohio 44114

          If to Employee:   Amos Linenberg
                                            Sentex Sensing Technology, Inc.
                                            553 Broad Avenue
                                            Ridgefield, N.J. 07657

          with a copy to                    Joseph Ehrenreich, Esq.
                                            Ehrenreich & Krause
                                            1140 Sixth Avenue
                                            New York, NY 10036

          Or to such other address as the parties shall provide by notice as herein provided.

     14.  RESOLUTION OF DISPUTES: ARBITRATION.

          (a) Each party to this Agreement agrees to use best efforts to resolve in an amicable fashion any disputes concerning the subject matter of this Agreement or any question arising hereunder and shall deal in good faith in seeking the resolution thereof.

          (b) Subject to the preceding clause (a), any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall be submitted to and determined and settled by arbitration in Bergen County, NJ, or in such other location as the parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The Board of Arbitration shall be composed of one arbitrator, to be mutually agreed upon by the parties in good faith, or, if the parties cannot agree, the arbitrator shall be selected by the AAA in accordance with its standard procedures in such cases. The arbitration award shall be final and binding on the parties to the arbitration and judgment thereon may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award or other legal remedy, as the case may be. If, under applicable federal or state law, a claim or dispute shall not be subject to arbitration, then either party may reject arbitration so that all claims and disputes shall be subject to resolution in a single proceeding and a single forum. The Employer shall pay all fees and expenses of the AAA and the arbitrator with respect to any arbitration hereunder.

          15. LATE PAYMENTS. Any sums due to Employee under this Agreement which are not paid when due or within three business days thereof shall, without limiting any other right or remedy of Employee, bear interest from the date thereof to the date of payment at the Prime Rate plus 2%. "Prime Rate" shall mean the rate per annum publicly announced from time to time by The Chase Manhattan Bank, NA, New York, New York (or any successor bank), as its prime rate. For purposes of this Agreement any change in the Prime Rate shall be effective as of the opening of business on the date such change is announced.

          16. GENDER AND NUMBER. Whenever required by the context hereof, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter genders.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.



                  EMPLOYER:         Sentex Sensing Technology, Inc.

                                    By: /s/ Robert S. Kendall
                                       -----------------------------------
                                             Robert S. Kendall, President


                                     /s/ Amos Linenberg
                                     -------------------------------------
                  EMPLOYEE:                  Amos Linenberg

                                   Schedule I


                  Set forth below are the functions that the Employee may be requested to perform (the "Employee Functions"). With respect to certain of the functions listed below it is indicated that the Employee will "supervise" such function (such functions being referred to as the "Supervisory Functions"). The meaning of this is that there will be one or more other employees (a "Primary Person") who will have the primary responsibility for such function and that the Employee's role with respect to such function will be limited to high level supervision. It is understood and agreed that:

                           (i) in the event that the Employer fails to make available the Primary Person with respect to a Supervisory Function, then (as long as such situation continues) the Employee will not be required to perform such Supervisory Function and such failure to perform such Supervisory Function shall not in itself constitute a breach of this Agreement by Employee or constitute "Cause" for terminating Employee's employment; and

                      (ii) the failure by the Employer to make available any Primary Person shall not in itself constitute a breach of this agreement by Employer or constitute "Good Reason" for the Employee to terminate his employment.

                  With respect to the Employee Functions listed below, other than Supervisory Functions, the Employee will have the primary responsibility. However, it is acknowledged that the Employee will require appropriate resources (including personnel assigned to work for him) in order for him to successfully perform such functions. It is understood and agreed that the failure by the Employer to make available such appropriate resources shall not in itself constitute a breach of this Agreement by Employer or constitute "Good Reason" for the Employee to terminate his employment. However, it is further understood and agreed that the failure of the Employer to make available such appropriate resources may adversely affect the Employee's ability to perform the Employee Functions and that any failure of the Employee to perform the Employee Functions as a result thereof shall not constitute "Cause" for terminating Employee's employment.

                  It is understood and agreed that the Employee will not have any responsibilities relating to any functions that are not identified below (except to the extent mutually agreed to in writing). Without limiting the foregoing, the Employee will not have any responsibilities relating to the following functions: (i) finance, (ii) accounting, (iii) shareholder relations,
(iv) compliance with securities laws by Employer, (v) marketing (except to the extent specifically provided in paragraph 10 below), and (vi) acquisitions.

EMPLOYEE FUNCTIONS

1.   Developing and engineering improvements and updates for existing products.

2.   Developing additional applications for existing products.

3.   Developing and engineering new products.

4.   Performing engineering functions relating to production procedures.

5. Supervising the production function (i.e., product assembly, purchase of components, and inventory maintenance).

6. Supervising quality control procedures and related documentation and record keeping.

7. Supervising the preparation and updating of documentation and parts lists relating to products.

8.   Providing customer service relating to technical application of products.

9. Supervising other customer service and support (e.g., maintenance, repairs, warranty service, and training).

10. Provide technical support (and other support as mutually agreed) for the marketing function such as by (i) attending trade shows to explain technical aspects of products, (ii) making high level technical presentations and (iii) assisting in the preparation of promotional literature by providing input with respect to technical matters.

11. Act as "Radiation Safety Officer" in charge of seeking to comply with USNRC regulations.

12.  Manage laboratory activities.

13.  Publish technical articles relating to products.

14. Supervise general administrative functions relating to the business of Sentex (e.g., payroll, benefits and employee relations).

15.  Submit plans and budgets for new product development.

16. Submit quarterly reports with respect to status of R&D projects, production, service and quality control.